Exhibit 1.01

The Sherwin-Williams Company

Conflict Minerals Report

In Accordance with the Rule 13p-1 under the Securities Exchange Act of 1934

For Reporting Period from January 1, 2019 to December 31, 2019

This is the Conflict Minerals Report (this “Report”) of The Sherwin-Williams Company (“Sherwin-Williams”, “we”, “our”, “us”, or the “Company”) for the reporting period from January 1, 2019 to December 31, 2019 that is being filed as an exhibit to the Company’s Form SD in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”). Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this Report, unless otherwise defined herein.

Based on the existing guidance from the Securities and Exchange Commission (the “SEC”), this Report has not been audited, nor is an independent private sector audit required for this Report. Also, in accordance with Instruction 3 to Item 1.01 of Form SD, this Report does not include products manufactured or contracted for manufacture by businesses that had not been obligated to provide a specialized disclosure report with respect to conflict minerals and were acquired by us on or after May 1, 2018.

Executive Summary

Sherwin-Williams is dedicated to ethical sourcing and takes very seriously the humanitarian concerns that led to the enactment of Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act pursuant to which the SEC adopted Rule 13p-1. During calendar year 2019, we continued to investigate the sourcing of any conflict minerals necessary to the functionality or production of our products (the “subject minerals”).

As a global manufacturer and seller of a large variety of paint, specialty coatings and related products for a broad range of customers, we analyzed our products for their potential of containing even small quantities of subject minerals. Based on our analysis, we determined that paint cans, paint brushes and other associated application tools that we manufacture or contract to manufacture are in the scope of Rule 13p-1. Upon such determination, we investigated suppliers of the metal components necessary to the functionality or production of such paint cans, paint brushes and application tools. This Report focuses on the processes and the results of the investigation.

Sherwin-Williams does not directly source from mines the subject minerals that may be contained in our products, and such materials often pass through several commercial intermediaries before being purchased by Sherwin-Williams.

More specifically, the subject minerals in their raw material form are processed by smelters or refiners independent of Sherwin-Williams. After the subject minerals are processed or refined, they are sent to different types of facilities where they are processed and/or manufactured into components or sub-components. Following this multi-step process, Sherwin-Williams purchases components from suppliers. As a result, we rely on the responses of our suppliers for information about the subject minerals in their products, and they, in turn, rely on their own suppliers for information.

Conflict Minerals Disclosure

Reasonable Country of Origin Inquiry (RCOI)

We conducted a reasonable country of origin inquiry (“RCOI”), in good faith, relating to the subject minerals in accordance with Rule 13p-1. After identifying the suppliers as described above, we sent each of these suppliers a data inquiry in the form of an e-mail via a third-party software system. The data inquiry requested that the suppliers complete a Conflict Minerals Reporting Template (“CMRT”) revision 5.12 developed by the Responsible Minerals Initiative (“RMI”) or complete a response through our third-party software provider’s online platform. The CMRT included an inquiry regarding the country of origin for any subject minerals that were contained in the products we purchased from such supplier. We followed up with e-mails and telephone calls to obtain the necessary information from our suppliers, and in those follow up communications we further educated suppliers on Rule 13p-1 and how to accurately complete the CMRT. We received responses from 100% of the suppliers from which we requested a response.

Based on our RCOI, we have determined that our paint cans, paint brush products and other application tool products may contain subject minerals that may have originated in the Democratic Republic of the Congo or the adjoining countries (collectively, the “Covered Countries”). Accordingly, we performed due diligence on the source and chain of custody of the subject minerals in those products.

Due Diligence

Design of Due Diligence

Sherwin-Williams’ due diligence measures, processes, and related documentation were designed to conform, in all material respects, with the due diligence framework set forth in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, 2016 (“OECD Guidance”) and the related supplements for tin, tantalum and tungsten and for gold.

Due Diligence Measures Performed

The following is a description of the due diligence measures we performed for the Reporting Period.

OECD Step 1: Establish and maintain strong company management systems

Individuals from various groups within the Company including Purchasing, Supply Chain, Legal, Information Technology, Technical, and Regulatory collaborated to implement our supply chain due diligence. The Purchasing team led our conflict minerals compliance efforts and program with guidance from Legal Vice President Deputy General Counsel and Senior Vice President of Global Procurement.

The Purchasing team is responsible for maintaining our Conflict Minerals Policy, which is available on the Company’s website at

http://suppliers.sherwin-williams.com/cs/suppliers/supplier-responsibility/. The content of any website referred to in this Report is not incorporated by reference in this Report.

Our record retention policy requires us to retain relevant supplier response documentation for no less than five (5) years in accordance with the OECD Guidance.

Our grievance mechanism is our ethics hotline at www.sherwin.ethicspoint.com.

During the due diligence process, we advised suppliers who supplied us products that contained, or had the potential to contain, the subject minerals that they were covered by our conflict minerals policy. Moreover, we have continued our practice of strengthening supplier engagement by sending them an email after our data collection ended to thank them for their continued collaboration and provided a link to our conflict minerals policy.

OECD Step 2: Identify and Assess Risks in the Supply Chain

We reviewed and analyzed the responses from suppliers and determined which suppliers required further discussion to address inconsistent or incomplete responses. We compared the smelters identified by our suppliers in their completed templates against the list of facilities on the RMI website. We utilized the RMI website as a reference to determine whether the smelters received a “conformant” or “active” designation from the Responsible Minerals Assurance Process (“RMAP”). For entities declared by our suppliers that were not recognized by the RMI, we conducted additional due diligence to determine if in fact said entities were smelters or refiners.

OECD Step 3: Design and implement a strategy to respond to identified risks

The Company determined in good faith that some risks in our supply chain can reasonably be identified when suppliers who responded in a manner that did not meet our expectations or responses indicated potential risk with their CMRT declaration. In order to respond to any risks revealed in our supplier responses, we utilized a third-party system for surveys and data collection, as well as engaging our direct suppliers.

The Purchasing team responsible for conflict minerals compiled responses from our suppliers and analyzed the due diligence results to identify further risk, and they documented this information. When it was determined that further follow up was warranted, it was accomplished through various means of communication.

OECD Step 4: Carry Out Independent Third-Party Audit of Smelters/Refiners’ Due Diligence Practices

We do not have direct relationships with smelters or refiners of the subject minerals in our products, and we did not carry out audits of these facilities. However, as a member of the RMI, Member ID# SHWI, we do support the independent third-party audits conducted for the RMAP. Moreover, we understand that RMI also actively engages alleged smelters or refiners to encourage them to participate in audits.

OECD Step 5: Report Annually on Supply Chain Due Diligence

This Conflict Minerals Report is available on our Company website at http://suppliers.sherwin-williams.com/cs/suppliers/supplier-responsibility/ and is filed with the SEC.

Results of Review

Facilities used to process the subject minerals

The information that we obtained from our suppliers provided valuable insight and transparency into the smelters that process the subject minerals in our supply chain. Moreover, our data inquiry resulted in our suppliers providing a list of processing facilities that may have processed the subject minerals in our supply chain. The facilities listed in Annex I were declared by suppliers that responded to our inquiries at a product level and have been independently verified by a third-party as a smelter facility that is RMAP-conformant.

Tin Smelters:

Our suppliers that responded on a product level basis have indicated that the tin in the products they supplied to us may have been processed by one or more of the seventy-five (75) tin smelters, as listed on Annex I, that also have a “Conformant” status designated by the RMI, and therefore have been independently audited and confirmed to be conformant with the RMAP assessment protocols.

A listing of these tin smelters is available in Annex I.

Tungsten Smelters:

Our suppliers that responded on a product level basis have indicated that the tungsten in the products they supplied to us was processed by only one (1) independently verified tungsten smelter. That smelter has a “Conformant” status designated by the RMI, and therefore has been independently audited and confirmed to be conformant with the RMAP assessment protocols.

The name of the identified tungsten smelter is available in Annex I.

Country of origin of the subject minerals

Based solely on the responses provided by our suppliers, and the data available to us as a RMI member, the tin contained in our products may have originated in the countries listed in Table 1.

Similarly, based solely on the responses provided by our suppliers, and the data available to us as a RMI member, the tungsten contained in our products may have originated in the countries listed in Table 2.

Table 1 (Tin)

Australia	Dem. Republic of Congo	Myanmar	Taiwan
Bolivia	Guinea	Nigeria	Thailand
Brazil	Indonesia	Peru	Uganda
Burundi	Laos	Portugal	United Kingdom
China	Malaysia	Russian Federation	Venezuela
Colombia	Mongolia	Rwanda

Table 2 (Tungsten)

Australia	Dem. Republic of Congo	Myanmar	Thailand
Bolivia	Guinea	Nigeria	Uganda
Brazil	Indonesia	Peru	United Kingdom
Burundi	Laos	Russian Federation
China	Malaysia	Rwanda
Colombia	Mongolia	Taiwan

Efforts to determine the mine or location of origin

We have determined that the most reasonable effort we can make to determine the mines or locations of origin of the subject minerals to the greatest possible specificity is to seek information from our direct suppliers about the smelters or refiners and the countries of origin of the subject minerals in our products and urge that our suppliers do the same with their direct suppliers. We must rely on our direct and indirect suppliers to provide information about the mine or location of origin of the subject minerals. Moreover, we remained a member of the RMI, a cross-industry organization that coordinates independent third-party audits of smelters and refiners on behalf of its members. We utilized the RCOI information provided to us by the RMI in order to determine the possible country of origin of the subject minerals.

Steps Taken and Being Taken to Mitigate Risk and to Improve our Due Diligence

Since the start of the reporting period, the steps that we have taken, or are taking, to mitigate the risk that subject minerals benefit armed groups and to improve our due diligence include, but are not limited to:

•

Continued to improve the system of controls and transparency for downstream companies, as described in the ‘Supplement on Tin, Tantalum, and Tungsten’[1], through our commitment to funding the RMI by way of our membership dues. More specifically, these improvements include, but are not limited to, updates to documents and tools[2] made available by the RMI, such as:

•	RMAP Assessment Procedure

•	Pre-Assessment Checklist

•	RMAP Appeals Procedure

•	RMAP Report Template

•	Extended CAP Policy

Cautionary Statement Regarding Forward-Looking Information

Certain statements contained in this Report, including those made under the “Steps Taken and Being Taken to Mitigate Risk and to Improve our Due Diligence” section, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology.

[1]	Organisation for Economic Co-operation and Development. (2016). OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.
[2]	Additional information can be found at http://www.responsiblemineralsinitiative.org/rmap/documents-and-tools/?

Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and such risks, uncertainties and other factors could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as (a) the responsible sourcing of conflict minerals in our supply chain by our direct and indirect suppliers and (b) the effectiveness of traceability systems used by our direct and indirect suppliers to determine the source and chain of custody of conflict minerals contained in our supply chain.

Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise except as otherwise required by law.

Annex I:

Smelter ID	Smelter Name	Metal
CID000228	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	Tin
CID000292	Alpha	Tin
CID000306	CV Gita Pesona	Tin
CID000309	PT Aries Kencana Sejahtera	Tin
CID000313	PT Premium Tin	Tin
CID000315	CV United Smelting	Tin
CID000402	Dowa	Tin
CID000438	EM Vinto	Tin
CID000468	Fenix Metals	Tin
CID000538	Gejiu Non-Ferrous Metal Processing Co., Ltd.	Tin
CID000555	Gejiu Zili Mining And Metallurgy Co., Ltd.	Tin
CID000760	Huichang Jinshunda Tin Co., Ltd.	Tin
CID000942	Gejiu Kai Meng Industry and Trade LLC	Tin
CID001070	China Tin Group Co., Ltd.	Tin
CID001105	Malaysia Smelting Corporation (MSC)	Tin
CID001142	Metallic Resources, Inc.	Tin
CID001173	Mineracao Taboca S.A.	Tin
CID001182	Minsur	Tin
CID001191	Mitsubishi Materials Corporation	Tin
CID001231	Jiangxi New Nanshan Technology Ltd.	Tin
CID001314	O.M. Manufacturing (Thailand) Co., Ltd.	Tin
CID001337	Operaciones Metalurgical S.A.	Tin
CID001399	PT Artha Cipta Langgeng	Tin
CID001402	PT Babel Inti Perkasa	Tin
CID001406	PT Babel Surya Alam Lestari	Tin
CID001419	PT Bangka Tin Industry	Tin
CID001421	PT Belitung Industri Sejahtera	Tin
CID001428	PT Bukit Timah	Tin
CID001434	PT DS Jaya Abadi	Tin
CID001448	PT Karimun Mining	Tin
CID001453	PT Mitra Stania Prima	Tin
CID001457	PT Panca Mega Persada	Tin
CID001458	PT Prima Timah Utama	Tin
CID001460	PT Refined Bangka Tin	Tin
CID001463	PT Sariwiguna Binasentosa	Tin
CID001468	PT Stanindo Inti Perkasa	Tin
CID001471	PT Sumber Jaya Indah	Tin
CID001477	PT Timah Tbk Kundur	Tin
CID001482	PT Timah Tbk Mentok	Tin

CID001490	PT Tinindo Inter Nusa	Tin
CID001493	PT Tommy Utama	Tin
CID001539	Rui Da Hung	Tin
CID001758	Soft Metais Ltda.	Tin
CID001898	Thaisarco	Tin
CID001908	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	Tin
CID002036	White Solder Metalurgia e Mineracao Ltda.	Tin
CID002158	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	Tin
CID002320	Xiamen Tungsten (H.C.) Co., Ltd.	Tungsten
CID002455	CV Venus Inti Perkasa	Tin
CID002468	Magnu’s Minerais Metais e Ligas Ltda.	Tin
CID002478	PT Tirus Putra Mandiri	Tin
CID002500	Melt Metais e Ligas S.A.	Tin
CID002503	PT ATD Makmur Mandiri Jaya	Tin
CID002517	O.M. Manufacturing Philippines, Inc.	Tin
CID002530	PT Inti Stania Prima	Tin
CID002570	CV Ayi Jaya	Tin
CID002592	CV Dua Sekawan	Tin
CID002593	PT Rajehan Ariq	Tin
CID002706	Resind Industria e Comercio Ltda.	Tin
CID002773	Metallo Belgium N.V.	Tin
CID002774	Metallo Spain S.L.U.	Tin
CID002776	PT Bangka Prima Tin	Tin
CID002816	PT Sukses Inti Makmur	Tin
CID002829	PT Kijang Jaya Mandiri	Tin
CID002834	Thai Nguyen Mining and Metallurgy Co., Ltd.	Tin
CID002835	PT Menara Cipta Mulia	Tin
CID002844	HuiChang Hill Tin Industry Co., Ltd.	Tin
CID002849	Guanyang Guida Nonferrous Metal Smelting Plant	Tin
CID002870	PT Lautan Harmonis Sejahtera	Tin
CID003116	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	Tin
CID003190	Chifeng Dajingzi Tin Industry Co., Ltd.	Tin
CID003205	PT Bangka Serumpun	Tin
CID003325	Tin Technology & Refining	Tin
CID003379	Ma’anshan Weitai Tin Co., Ltd.	Tin
CID003381	PT Rajawali Rimba Perkasa	Tin
CID003397	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	Tin